Exhibit 99.1


                    Ethyl Sells Phenolic Antioxidant Business

RICHMOND, Virginia - January 21, 2003 - Ethyl Corporation (NYSE: EY) has completed the sale of its phenolic Antioxidant business to Albemarle Corporation (NYSE: ALB) for an undisclosed sum.

The decision to sell the phenolic antioxidant business followed an extensive strategic assessment of Ethyl's business assets. The phenolic antioxidant business was not a material part of the Company's business and was not part of its future strategic focus.

"This transaction is another step in fulfilling Ethyl's previously announced goals of reducing debt, strengthening our balance sheet and allowing us to focus more closely on our core businesses," said Newton Perry Senior Vice President Strategy - Ethyl Corporation.

Ethyl and Albemarle have agreed to a long-term supply agreement for Ethyl's ongoing internal phenolic antioxidant requirements. Albemarle has been the manufacturer of Ethyl's phenolic antioxidants since 1994.


Ethyl Corporation, headquartered in Richmond, Virginia, develops, manufactures, blends and delivers chemical additives that enhance the performance of petroleum products. Learn more about Ethyl's products and services at http://www.ethyl.com.